Exhibit 99.1

Corillian Reports First Quarter 2003 Results

Corillian reports higher adjusted EBITDA and beats consensus EPS estimate by
$0.03 per share

PORTLAND, Ore. – April 23, 2003 – Corillian Corp. (NASDAQ: CORI), a premier provider of enterprise software and services for the financial services industry, today reported financial results for the first quarter ended March 31, 2003.

Revenues for the fourth quarter were $10.8 million, compared to $10.1 million for the fourth quarter of 2002 and $10.1 million for the first quarter of 2002. Net loss for the first quarter was $441,000, resulting in a net loss per share of $0.01 on 36.2 million weighted shares outstanding. The consensus estimate reported by First Call was a $0.04 loss per share. The net loss per share for the comparable prior year period was $0.11 on 35.2 million weighted shares outstanding.

Adjusted EBITDA for the quarter was approximately $1.1 million, compared to an adjusted EBITDA of $301,000 in the fourth quarter of 2002 and an adjusted EBITDA loss of $2.1 million for the comparable prior year period. An explanation of Corillian’s practice of reporting adjusted EBITDA results is described below.

Cash and investment balances at the end of the first quarter were $21.4 million, compared to $17.6 million at the end of the fourth quarter of 2002. During the quarter, Corillian entered into an expanded licensing agreement with one of its larger customers and received a large license fee payment from this customer, which significantly increased its cash and deferred revenue balances.

“In our last earnings call, we said that we would return to solid growth and deliver increased earnings through 2003. Increases in revenue and adjusted EBITDA in the first quarter indicate that we are well on our way to achieving those goals,” said Alex Hart, president and CEO of Corillian. “We have been able to deliver these solid results because we continue to provide the best platform and applications for delivering online financial services in the industry. As more financial institutions approach the end of the life cycle for their first generation online systems, Corillian is well positioned to capitalize on the opportunities in the market.”

Recent Highlights

•	During the first quarter, Corillian signed a significant licensing agreement with one of its existing customers to enable it to extend the functionality and capabilities of the Corillian Voyager platform across its enterprise and growing user base.

•	Corillian announced that financial institutions are using Corillian’s Voyager platform to provide online financial services to over 10 million consumer and small business customers, more than a quarter of the online banking and bill payment population of the United States. This compares to approximately 9.1 million at the end of the fourth quarter of 2002 and 6.5 million end users at the end of the first quarter of 2002.

•	During the first quarter, four more customers went live on the Corillian Voyager platform, including two top 50 U.S. banks. Corillian now has 52 customers live, of which nine are live on the Corillian Voyager 3.0 platform.

FINANCIAL OUTLOOK

Based on its current backlog of projects in implementation and sales pipeline, Corillian anticipates that second quarter 2003 revenue will be in the range of $10 million to $11 million and that revenue for 2003 will be 10 to 15 percent higher than revenue for 2002. Corillian continues to expect to be adjusted EBITDA positive throughout 2003.

ADJUSTED EBITDA RESULTS

Adjusted EBITDA results exclude interest, taxes, depreciation, amortization and other income (expense), net, and are provided by Corillian as a complement to reported net loss, which is provided using accounting principles generally accepted in the United States of America (or GAAP). Corillian believes that adjusted EBITDA is a useful metric for Corillian and its investors because it excludes certain items that relate to non-operating activities and non-cash items and because other companies in its industry provide a similar metric. A table detailing the differences between Corillian’s reported net loss under GAAP and adjusted EBITDA is included in the consolidated statements of operations below.

Corillian will hold a conference call at 5:00 p.m. EST on April 23, 2003 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is a premier provider of enterprise software and services for the financial services industry. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Built on the Microsoft Windows 2000 Server family, .NET enterprise servers, and the .NET framework, Corillian’s solutions are unmatched in reliability and performance, and successfully scale at some of the world’s largest financial institutions. Corillian’s proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners, and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-K for the year ended December 31, 2002.

For more information contact:

Steve Shaw	Corp. Communications Manager	Corillian Corporation
e-mail: sshaw@corillian.com	Phone: (503) 629-3770

Steve Sipowicz	Chief Financial Officer	Corillian Corporation
e-mail: ssipowicz@corillian.com	Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Revenues	$10,848	$10,059	$10,063
Cost of revenues	5,061	4,950	5,323

Gross profit	5,787	5,109	4,740

Operating expenses:
Sales and marketing	1,833	2,432	3,277
Research and development	1,730	1,695	1,862
General and administrative	2,196	2,042	3,031
Amortization of deferred stock-based compensation	35	140	325

Total operating expenses	5,794	6,309	8,495

Loss from operations	(7)	(1,200)	(3,755)
Other expense, net	(434)	(266)	(275)

Net loss	$(441)	$(1,466)	$(4,030)

Basic and diluted net loss per share	$(0.01)	$(0.04)	$(0.11)

Shares used in computing basic and diluted net loss per share	36,237	35,996	35,181

Net loss per GAAP	$(441)	$(1,466)	$(4,030)
Amortization of deferred stock-based compensation	35	140	325
Other expense, net	434	266	275
Depreciation and amortization	1,053	1,361	1,290

Adjusted EBITDA	$1,081	$301	$(2,140)

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and investments	$21,447	$17,631
Restricted cash	1,007	1,003
Accounts receivable	4,256	3,987
Revenue in excess of billing	1,191	1,542
Other current assets	3,337	3,276

Total current assets	31,238	27,439

Property and equipment, net	7,376	8,376
Other assets	2,211	1,664

Total assets	$40,825	$37,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,781	$3,868
Deferred revenue	19,319	13,981
Current portion of long-term debt and capital lease obligations	1,606	2,245
Other current liabilities	985	1,421

Total current liabilities	25,691	21,515

Long-term debt and capital lease obligations, less current portion	1,144	1,600
Other long-term liabilities	1,198	1,243

Total liabilities	28,033	24,358

Shareholders’ equity:
Common stock	126,227	126,141
Deferred stock-based compensation	—	(35)
Unrealized translation gain	40	49
Accumulated deficit	(113,475)	(113,034)

Total shareholders’ equity	12,792	13,121

Total liabilities and shareholders’ equity	$40,825	$37,479